                                                                    Exhibit 99.2


                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

--------------------------------------X
                                      :
IN RE                                 :
                                      :    CHAPTER 11
VF BRANDS, INC., ET AL.                    :        CASE NO. 01-00285 (MFW)
                                      :    (JOINTLY ADMINISTERED)
                                      :
                          DEBTORS.    :
                                      :
--------------------------------------X




          SECOND AMENDED JOINT PLAN OF DISTRIBUTION OF VF BRANDS, INC.
                             AND CERTAIN AFFILIATES





                                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

                                     Sally McDonald Henry
                                     Frederick D. Morris
                                     4 Times Square
                                     New York, New York  10036-6552
                                     (212) 735-3000

                                        -and-

                                     Anthony W. Clark (I.D. No. 2051)
                                     Robert A. Weber (I.D. No. 4013)
                                     One Rodney Square
                                     P.O. Box 636
                                     Wilmington, Delaware  19899-0636
                                     (302) 651-3000

                                     Attorneys for VF Brands, Inc., et al.,
                                       Debtors and Debtors-in-Possession


Dated:   Wilmington, Delaware
         November __, 2001

                                TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
INTRODUCTION ......................................................................    PLAN-1

ARTICLE I.
DEFINITIONS, RULES OF INTERPRETATION,
AND COMPUTATION OF TIME ...........................................................    PLAN-1
     A. Scope of Definitions; Rules of Construction ...............................    PLAN-1
     B. Definitions ...............................................................    PLAN-1
     C. Rules of Interpretation ...................................................    PLAN-7
              1. General ..........................................................    PLAN-7
              2. "Including" ......................................................    PLAN-7
              3. "On" .............................................................    PLAN-7
     D. Computation of Time .......................................................    PLAN-8

ARTICLE II.
TREATMENT OF UNCLASSIFIED CLAIMS ..................................................    PLAN-8
     A. Administrative Claims .....................................................    PLAN-8
     B. Professional Fee Claims ...................................................    PLAN-8
     C. Priority Tax Claims .......................................................    PLAN-8

ARTICLE  III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS ..............................    PLAN-9
     A. Introduction ..............................................................    PLAN-9
     B. Summary of Classes ........................................................    PLAN-9
     C. Treatment of Classes ......................................................    PLAN-9
              1. Class 1 - Other Priority Claims ..................................    PLAN-9
              2. Classes 2A, 2B, 2C, etc. - Secured Claims ........................    PLAN-9
              3. Class 3 - Intercompany Claims ....................................   PLAN-10
              4. Class 4 - Convenience Claims .....................................   PLAN-10
              5. Class 5 - General Unsecured Claims ...............................   PLAN-10
              6. Class 6 - Subordinated Claims ....................................   PLAN-10
              7. Class 7 - Interests ..............................................   PLAN-11
     D. Allowed Claims ............................................................   PLAN-11
     E. Postpetition Interest .....................................................   PLAN-11
     F. Alternative Treatment .....................................................   PLAN-11

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN ..............................................   PLAN-11
     A. Dissolution of Corporate Existence ........................................   PLAN-11
     B. Corporate Action ..........................................................   PLAN-12
              1. Cancellation Of Senior Subordinated Notes and Agreements .........   PLAN-12
              2. Cancellation Of Stock, Old Warrants Interests, and other Interests   PLAN-12
     C. Directors and Officers ....................................................   PLAN-13
     D. No Revesting of Assets ....................................................   PLAN-13
     E. Preservation of Rights of Action ..........................................   PLAN-13
     F. Exemption from Certain Transfer Taxes .....................................   PLAN-13
     G. Substantive Consolidation .................................................   PLAN-13
     H. Warrants ..................................................................   PLAN-14

ARTICLE V.
PROVISIONS GOVERNING DISTRIBUTIONS ................................................   PLAN-14

     A. LLC Manager ..................................................................   PLAN-14
     B. VFI LLC ......................................................................   PLAN-15
              1. The Establishment of the VFI LLC ....................................   PLAN-15
              2. Acquisition of Plan Assets and Administrative Obligations ...........   PLAN-15
              3. LLC Membership Interests ............................................   PLAN-15
              4. Establishment of LLC Membership Interest Registers ..................   PLAN-16
              5. LLC Membership Interests Granted on Account of Disputed Claims ......   PLAN-16
              6. Limitations on Transferability of LLC Membership Interests ..........   PLAN-16
              7. Transfer of Causes of Action by Holders .............................   PLAN-17
              8. Funding the VFI LLC .................................................   PLAN-17
              9. Distribution of Proceeds ............................................   PLAN-17
              10.Distributions .......................................................   PLAN-17
              11.Powers and Duties of the LLC Manager ................................   PLAN-17
              12.Authority to Settle Causes of Action ................................   PLAN-18
              13.Compensation of the LLC Manager .....................................   PLAN-18
              14.Indemnification and Exculpation of the LLC Manager and Managing Board   PLAN-18
              15.Board of Managers of the VFI LLC ....................................   PLAN-19
     C. Distributions to Holders of Debt Securities Claims ...........................   PLAN-20
              1. Distributions to Indenture Trustees .................................   PLAN-20
              2. Surrender of Securities or Instruments ..............................   PLAN-20
              3. Distribution Record Date ............................................   PLAN-20
     D. Means of Cash Payment ........................................................   PLAN-20
     E. Delivery of Distributions; Undeliverable or Unclaimed Distributions ..........   PLAN-20
              1. Delivery of Distributions in General ................................   PLAN-20
              2. Undeliverable and Unclaimed Distributions ...........................   PLAN-20
     F. Fractional Distributions .....................................................   PLAN-21
     G. Withholding and Reporting Requirements .......................................   PLAN-21
     H. Setoffs ......................................................................   PLAN-21

ARTICLE VI.
RESOLVING DISPUTED, CONTINGENT,
 AND UNLIQUIDATED CLAIMS .............................................................   PLAN-21
     A. Claims Objection Deadline; Prosecution of Objections .........................   PLAN-21
     B. Distribution Reserve; Estimation of Claims ...................................   PLAN-21
     C. Claims Resolution ............................................................   PLAN-22
              1. Settlement ..........................................................   PLAN-22
              2. Other Provisions ....................................................   PLAN-22

ARTICLE VII.
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES .................................................................   PLAN-22
     A. Assumed Contracts and Leases .................................................   PLAN-22
     B. Payments Related to Assumption of Contracts and Leases .......................   PLAN-23
     C. Bar to Rejection Damages .....................................................   PLAN-23

ARTICLE VIII.
ACCEPTANCE OR REJECTION OF THE PLAN ..................................................   PLAN-23
     A. Classes Entitled To Vote .....................................................   PLAN-23
     B. Acceptance by Impaired Classes ...............................................   PLAN-23
     C. Elimination of Classes .......................................................   PLAN-23
     D. Cramdown .....................................................................   PLAN-23

ARTICLE IX.
CONDITIONS PRECEDENT TO THE PLAN'S
CONFIRMATION AND CONSUMMATION ........................................................   PLAN-24


                                     PLAN-ii

     A. Conditions to Confirmation ......................................................   PLAN-24
     B. Conditions to Effective Date ....................................................   PLAN-24
     C. Waiver of Conditions ............................................................   PLAN-24

ARTICLE X.
MODIFICATION; WITHDRAWAL ................................................................   PLAN-24

ARTICLE XI.
RETENTION OF JURISDICTION ...............................................................   PLAN-25

ARTICLE XII.
EFFECTS OF CONFIRMATION .................................................................   PLAN-26
     A. Binding Effect ..................................................................   PLAN-26
     B. Exculpation and Limitation of Liability .........................................   PLAN-26
     C. Post-Petition Indemnification Obligations .......................................   PLAN-26
     D. Subordination Agreements ........................................................   PLAN-27

ARTICLE XIII.
MISCELLANEOUS PROVISIONS ................................................................   PLAN-27
     A. Bar Date for Administrative, Professional Fee and Substantial Contribution Claims   PLAN-27
     B. Rights of PFC under Pinnacle Asset Purchase Agreement Not Affected ..............   PLAN-27
     C. Payment of Statutory Fees .......................................................   PLAN-27
     D. Severability of Plan Provisions .................................................   PLAN-27
     E. Successors and Assigns ..........................................................   PLAN-27
     F. Term of Injunctions or Stays ....................................................   PLAN-27
     G. Committees ......................................................................   PLAN-28
     H. Plan Supplement .................................................................   PLAN-28
     I. Notices to Debtors ..............................................................   PLAN-28
     J. Governing Law ...................................................................   PLAN-29







                                    PLAN-iii

                                  INTRODUCTION

     VF Brands, Inc. and its affiliates Vlasic Foods International Inc., Aligar, Inc., Cargal, Inc., Vlasic Foods Distribution Company, Vlasic Standards, Inc., Vlasic International Brands Inc., and Vlasic International Sales Inc. (collectively, the "Affiliated Debtors") hereby propose this joint plan of distribution (the "Plan"). The Debtors' Disclosure Statement, distributed with this Plan, contains a discussion of the Debtors' history, businesses and properties and a summary of the Plan and certain related matters relating to the Plan's confirmation. The Debtors urge all holders of Claims and Interests to review the Disclosure Statement and Plan in full.


                                   ARTICLE I.

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME

A.   SCOPE OF DEFINITIONS; RULES OF CONSTRUCTION

     Except as expressly provided or unless the context otherwise requires, capitalized terms not otherwise defined in this Plan shall have the meanings ascribed to them in this Article I. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to it therein. Where the context requires, any definition applies to the plural as well as the singular number.

B.   DEFINITIONS

     1.1 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors' Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the Petition Date, (b) Professional Fees, (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, (d) all Allowed Claims that are entitled to be treated as Administrative Claims by virtue of a Final Order entered under section 546(c)(2)(A) of the Bankruptcy Code, and (e) the reasonable post-petition fees and expenses of the Indenture Trustee, including successors thereto, including reasonable attorney's fees and expenses of such trustee, subject to Bankruptcy Court approval.

     1.2 "Administrative Claims Bar Date" means the deadline for filing Administrative Claims, including Professional Fee Claims, Claims based on the expenses of individual members of the Creditors' Committee, or any other claims under section 503 of the Bankruptcy Code, which date shall be the first Business Day that is at least 90 days after the Effective Date for Professional Fee Claims, and 45 days after the Effective Date for all other Administrative Claims, or any other later date so denominated in the Confirmation Order.

     1.3 "Aligar" means Aligar, Inc., a Delaware corporation, debtor and debtor-in-possession in Chapter 11 Case No. 01-00287 (MFW) pending in the Bankruptcy Court.

     1.4 "Allowed" means, with respect to a Claim, a Claim or any portion thereof that (a) appears on any of the Debtors' Schedules and is not identified therein as contingent, unliquidated, or disputed; (b) is specifically allowed in this Plan; (c) is the subject of a timely-filed proof of claim (or timely-filed request for payment, with respect to an Administrative Claim for which such a request is necessary under this Plan, as to which (i) no timely objection has been filed, or (ii) any objection has been settled, waived by payment, or withdrawn; or (d) has been allowed by a Final Order of the Bankruptcy Court. An Allowed Claim (A) includes a Disputed Claim to the extent such Disputed Claim becomes allowed after the Effective Date and (B) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by order of the Bankruptcy Court, "Allowed Claim" shall not, for purposes of distributions under the Plan, include (x) for prepetition Claims, interest on such Claim or Claims accruing from or after the Petition Date, (y) punitive or exemplary damages or (z) any fine, penalty or forfeiture.

     1.5 "Ballot" means a ballot in the form distributed with the Disclosure Statement to holders of Claims entitled to vote on the Plan.

     1.6 "Ballot Summary" means the Debtors' report, to be filed with the Bankruptcy Court before the Confirmation Hearing, summarizing the votes of holders of Claims and Interests to accept or reject the Plan.

     1.7 "Bank Group" shall have the meaning set forth in Section III.C.3.i of the Disclosure Statement, and includes the lenders, the Administrative Agent and the Collateral Agent, as set forth in such Section, as well as each Indemnitee, as set forth in the amended proof of claim of Morgan Guaranty Trust Company of New York, as Administrative Agent, dated July 25, 2001.

     1.8 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as now in effect or hereafter amended.

     1.9 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Cases.

     1.10 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended.

     1.11 "Bar Date" means any date designated by the Bankruptcy Court as the last date for filing proofs of Claim or Interest in the Chapter 11 Case.

     1.12 "Bondholder Representatives" has the meaning ascribed to such term in
Article V.B.15 of the Plan.

     1.13 "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.

     1.14 "Cargal" means Cargal, Inc., a Delaware Corporation, debtor and debtor-in-possession in Chapter 11 Case No. 01-00288 (MFW) pending in the Bankruptcy Court.

     1.15  "Cash" means legal tender of the United States of America.

     1.16 "Causes of Action" means any and all claims, rights and causes of action that have been or could have been brought by or on behalf of the Debtors arising before, on or after the Petition Date, known or unknown, in contract or in tort, at law or in equity or under any theory of law, including, but not limited to any and all claims, rights and causes of action the Debtors or the Estates may have against any Person arising under chapter 5 of the Bankruptcy Code, or any similar provision of state law or any other law, rule, regulation, decree, order, statute or otherwise, including but not limited to fraudulent transfer and preference actions.

     1.17 "Chapter 11 Cases" means the jointly administered Chapter 11 cases of VF Brands and its Affiliated Debtors.

     1.18 "Claim" means a claim, as defined in section 101(5) of the Bankruptcy Code, against a Debtor.

     1.19 "Claims Objection Deadline" means the deadline for filing objections to Claims filed on or before, and not amended after, the Bar Date. The Claims Objection Deadline shall be the first Business Day that is at least 180 days after the Effective Date, or any other later date so denominated in the Confirmation Order, or by subsequent order of the Bankruptcy Court.

     1.20 "Class" means one of the classes of Claims or Interests listed in
Article III below.

     1.21 "Collateral" means any property or interest in property of a Debtor's Estate that is subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code.


                                     PLAN-2

     1.22  "Confirmation" means the Bankruptcy Court's confirmation of the Plan.

     1.23 "Confirmation Date" means the date of entry of the Confirmation Order on the docket of the Bankruptcy Court.

     1.24 "Confirmation Hearing" means the Bankruptcy Court's hearing to consider confirmation of the Plan, as it may be adjourned or continued from time to time.

     1.25 "Confirmation Order" means the Bankruptcy Court's order confirming the Plan under section 1129 of the Bankruptcy Code.

     1.26 "Convenience Cap Amount" means the maximum amount that an Allowed Claim may be and still be treated as a Convenience Claim, which amount shall be $10,000.

     1.27 "Convenience Claim" means a Claim that would otherwise be classified as a Class 5 General Unsecured Claim that is asserted in the amount of the Convenience Cap Amount or less.

     1.28 "Creditors' Committee" means the committee of unsecured creditors appointed under section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases, as such committee may be reconstituted from time to time.

     1.29 "Cure" means the payment of Cash by a Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of the Debtor and permit the Debtor to assume that contract or lease under section 365(a) of the Bankruptcy Code.

     1.30 "Debtor" means each of VF Brands, VFI, Aligar, Cargal, VF Distribution, VF Standards, VIB and VIS as debtors and debtors in possession under sections 1107 and 1108 of the Bankruptcy Code, and "Debtors" means all of them collectively, and when the context so requires, as post-confirmation and/or Effective Date entities.

     1.31 "Debt Securities" means any and all of the 10 1/4% Senior Subordinated Notes.

     1.32 "Debt Securities Claim" means the Claim of a holder of a Debt Securities, arising thereunder.

     1.33 "Disallowed Claim" means a Claim, or any portion thereof, that (a) does not appear on any of the Debtors' Schedules, or is identified therein as contingent, unliquidated, or disputed or is Scheduled at zero, and in either case whose holder has failed to file a timely proof of claim; or (b) has been disallowed by Final Order of the Bankruptcy Court.

     1.34 "Disclosure Statement" means the written disclosure statement approved by the Bankruptcy Court that relates to the Plan that the Debtors have distributed to solicit acceptances of their plan.

     1.35 "Disputed Claim" means any Claim, or any portion thereof, that is not an Allowed Claim or a Disallowed Claim.

     1.36 "Distribution Date" means the date on which the LLC Manager first makes distributions to holders of Allowed Claims as provided in Article V of this Plan as set forth in and subject to the VFI LLC Members' Agreement.

     1.37 "Distribution Proceeds" has the meaning ascribed to such term in
Article V.B.9 of the Plan.

     1.38 "Distribution Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the date set forth in the Confirmation Order.

     1.39 "Distribution Reserve" has the meaning ascribed to such term in
Article VI.B.

     1.40 "Effective Date" means the first Business Day (i) on which all conditions to the Plan's consummation in Article IX.B hereof have been satisfied or waived and (ii) that is the date on which the Plan is consummated.

     1.41 "Entity" has the meaning assigned to such term in section 101(15) of the Bankruptcy Code.



                                     PLAN-3

     1.42 "Equity Securities" means any capital stock or other ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right to purchase, sell, or subscribe for an ownership interest or other equity security in any of the Debtors, including the common stock of VFI.

     1.43 "Estate" means the estate of any Debtor in the Chapter 11 Cases, and "Estates" means, collectively, the estates of all of the Debtors in the Chapter 11 Cases, in each case as created under section 541 of the Bankruptcy Code.

     1.44  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.45 "Face Amount" means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the holder thereof in any proof of Claim timely filed with the Bankruptcy Court, and (b) when used in reference to an Allowed Claim, the allowed amount thereof.

     1.46 "Final Order" means an order or judgment, entered by the Bankruptcy Court or other court of competent jurisdiction, that has not been amended, modified, or reversed, and as to which (i) no stay is in effect, (ii) the time to seek rehearing or file a notice of appeal has expired, and (iii) no appeal or request for a stay or other review is pending.

     1.47 "General Unsecured Claim" means an unsecured Claim that is not entitled to priority under section 507 of the Bankruptcy Code.

     1.48 "Indemnified Person" shall have the meaning ascribed to such term in
Article V.A of the Plan.

     1.49 "Indenture" means the trust indenture for the 10 1/4% Senior Subordinated Notes.

     1.50 "Indenture Trustee" means the Bank of New York or its successor, in either case in its capacity as indenture trustee for the 10 1/4% Senior Subordinated Notes.

     1.51 "Instruments" has the meaning ascribed to such term in Article IV.B.1 of the Plan.

     1.52 "Intercompany Claim" means any Claim of a Debtor against another Debtor (and excludes Claims of or against non-debtor subsidiaries).

     1.53 "Interest" means the legal, equitable, contractual and other rights of any Person with respect to any Equity Securities.

     1.54 "I.R.C." means the Internal Revenue Code of 1986, title 26 of the United States Code, as amended from time to time.

     1.55 "Lien" has the meaning set forth in section 101(37) of the Bankruptcy Code.

     1.56 "LLC Manager" means the Person appointed by the Creditors' Committee to administer the Plan, and to serve as the manager for the VFI LLC, and to manage any litigation prosecuted by the VFI LLC, or any successor appointed by the Managing Board, who shall be identified in the Plan Supplement, all as set forth in and subject to the VFI LLC Members' Agreement. Additionally, solely to the extent necessary to administer the Plan, the LLC Manager shall be deemed to be the sole authorized signatory of each Debtor and shall be deemed to be the sole officer, director or voting shareholder of the Debtors for any legitimate corporate purpose, including participation in the liquidation of affiliates of the Debtors and amending any bylaws or certificates of incorporation.

     1.57 "LLC Manager Reserve" has the meaning ascribed to such term in Article V.B.8 of the Plan.

     1.58 "LLC Membership Interests" means the membership interests in the VFI LLC granted to holders of Class 5 General Unsecured Claims as described in
Article V.B.3 of the Plan.

     1.59 "Managing Board" has the meaning ascribed to such term in Article V.B.15 of the Plan.



                                     PLAN-4

     1.60 "Managing Board Reserve" has the meaning ascribed to such term in
Article V.B.8 of the Plan.

     1.61 "Old . . . Common Stock" means, with respect to the specified Debtor, that Debtor's common stock issued and outstanding immediately before the Petition Date, together with any options, warrants, or rights, contractual or otherwise, to acquire or receive any such stock.

     1.62 "Old Warrants" means all incentive stock options, non-qualified stock options, and stock appreciation rights granted under any Debtor-sponsored stock option plans, and any other options, warrants, or rights, contractual or otherwise, if any, to acquire or receive an Interest, authorized as of the Petition Date.

     1.63 "Old Warrants Interest" means any Interest arising from or under the Old Warrants.

     1.64 "Ordinary Course Professionals' Order" means an order entered by the Bankruptcy Court authorizing the Debtors, or any of them, to retain, employ and pay certain professionals, as specified in the order, in the ordinary course of business, without further order of the Bankruptcy Court.

     1.65 "Other Priority Claim" means a Claim entitled to priority under section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

     1.66 "Periodic Distribution Date" means, as set forth in and subject to the VFI LLC Members' Agreement, each of (a) the Distribution Date, and (b) any date after the Distribution Date upon which the LLC Manager, in its sole discretion, makes distributions to holders of Allowed Claims in accordance the provisions of the Plan.

     1.67 "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

     1.68 "Petition Date" means January 29, 2001, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

     1.69 "PFC" means Pinnacle Foods Corporation, f/k/a HMTF Foods Acquisition Corp.

     1.70 "Pinnacle" means Pinnacle Foods Holding Corporation, the sole stockholder of PFC.

     1.71 "Pinnacle Asset Purchase Agreement" means that certain asset purchase agreement dated as of April 3, 2001 among the Debtors, Vlasic Foods Canada, Inc., and PFC, as amended.

     1.72 "Plan" means this plan of distribution, as it may be amended, modified, or supplemented from time to time.

     1.73 "Plan Assets" has the meaning ascribed to such term in Article V.B.2 of the Plan.

     1.74 "Plan Supplement" means the compilation of documents, including any exhibits to the Plan not included herewith, that the Debtors will file with the Bankruptcy Court either before the Confirmation Hearing, or in the case of the VFI LLC Members' Agreement, filed with the Bankruptcy Court on or before October 15, 2001.

     1.75 "Postpetition Interest" means interest, accruing after the Petition Date, on a Claim.

     1.76 "Priority Tax Claim" means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

     1.77 "Professional" means a professional person, as that term is used in sections 327 and 1103 of the Bankruptcy Code.

     1.78 "Professional Fee Claim" means a Professional's Claim for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and before and including the Effective Date.



                                     PLAN-5

     1.79 "Pro Rata" means, at any time, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in that Class, unless the Plan provides otherwise.

     1.80 "Ratable Proportion" means the ratio that the amount of such Allowed Claim bears to the aggregate amount of Allowed Claims of the same Class plus all Disputed Claims in such Class.

     1.81 "Reinstated" or "Reinstatement" means, with respect to the treatment of a Claim or Interest under this Plan, that the Claim or Interest will not be impaired, as that term is used in section 1124 of the Bankruptcy Code.

     1.82 "Reserve Accounts" shall mean, collectively, the accounts established pursuant to the Reserve Order.

     1.83 "Reserve Order" shall mean the Stipulation and Order with Respect to the Use of, and Limited Release of Liens with Respect to, Collateral, entered by the Bankruptcy Court on October 23, 2001.

     1.84 "Sale Order" means that certain Order Under 11 U.S.C.Sections
105, 363, 365 and 1146(c) and Fed. R. Bankr. P. 6004, 6006 and 9014 (I)
Approving the Asset Purchase Agreement with HMTF Foods Acquisition Corp., (II) Approving Debtors' Sale of Its Businesses Free and Clear of Liens, Claims, Encumbrances and Interests, (III) Determining that Such Sale is Exempt from any Stamp, Transfer, Recording or Similar Taxes, and (IV) Authorizing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, entered by the Bankruptcy Court on May 10, 2001 (Docket No. 380).

     1.85 "Scheduled" means, with respect to any Claim or Interest, that a Debtor has listed the Claim or Interest in its Schedules.

     1.86 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by the Debtors or any of them, as they may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

     1.87 "Secured Claim" means a Claim that is secured by a Lien upon Collateral.

     1.88 "Senior Lender Cause of Action Resolution" has the meaning ascribed to such term in Article V.B.12 of the Plan.

     1.89 "Senior Subordinated Notes" means the 10 1/4% Senior Subordinated
Notes.

     1.90 "Subordinated Claim" means all Claims (i) arising from fines, penalties, or punitive damages, (ii) arising from rescission of a purchase or sale of a security of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a claim, or (iii) claims subordinated to general unsecured claims under 11 U.S.C. Section 510(b) or (c).

     1.91 "Subordination Rights Waiver" has the meaning ascribed to such term in
Article V.B.12 of the Plan.

     1.92 "10 1/4% Senior Subordinated Notes" means the 10 1/4% Senior Subordinated Notes Due 2009, issued by VFI pursuant to an indenture dated June 29, 1999.

     1.93 "The Bank of New York" means The Bank of New York, a New York banking corporation, doing business at 101 Barclay Street, New York, New York.

     1.94 "Trade Debt Representative" has the meaning ascribed to such term in
Article V.B.15 of the Plan.

     1.95 "Unclaimed Distribution Reserve" means the segregated account established by the LLC Manager as described in Article V.E.2.

     1.96 "VF Brands" means VF Brands, Inc., a Delaware corporation, debtor and debtor-in-possession in Chapter 11 Case No. 01-00285 (MFW) pending in the Bankruptcy Court.


                                     PLAN-6

     1.97 "VF Distribution" means Vlasic Foods Distribution Company, an Arkansas corporation, debtor and debtor-in-possession in Bankruptcy Case No. 01-00289
(MFW) pending in the Bankruptcy Court.

     1.98 "VFI" means Vlasic Foods International Inc., a New Jersey corporation, debtor and debtor-in-possession in Chapter 11 Case No. 01-00286 (MFW) pending in the Bankruptcy Court.

     1.99 "VFI LLC" means the Delaware limited liability company to be established in accordance with the Plan.

     1.100 "VFI LLC Members' Agreement" means the members agreement pursuant to which the VFI LLC shall be formed and governed and shall in all respects be acceptable to the Committee and the Debtors, substantially in the form contained in the Plan Supplement, and which shall set forth the responsibilities and power of the LLC Manager, which is incorporated in full into and is a part of the Plan as set forth herein. The VFI LLC Members' Agreement shall be filed with the Court no later than October 15, 2001.

     1.101 "VF Standards" means Vlasic Standards, Inc., a New Jersey corporation, debtor and debtor-in-possession in Chapter 11 Case No. 01-00290
(MFW) pending in the Bankruptcy Court.

     1.102 "VIB" means Vlasic International Brands Inc., a Delaware corporation, debtor and debtor-in-possession in Chapter 11 Case No. 01-00291 (MFW) pending in the Bankruptcy Court.

     1.103 "VIS" means Vlasic International Sales Inc., a New Jersey corporation, debtor and debtor-in-possession in Chapter 11 Case No. 01-00292
(MFW) pending in the Bankruptcy Court.

     1.104 "Voting Deadline" means the date set by the Bankruptcy Court by which all Ballots for acceptance or rejection of this Plan must be received .

     1.105 "Warrants" means the warrants received as part of the consideration for the sale of certain estate assets to PFC, which shall be governed by the warrant agreement substantially in the form annexed to the Disclosure Statement.

C.   RULES OF INTERPRETATION

           1.     General

     In this Plan (a) any reference to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or on particular terms and conditions means the agreement or document substantially in that form or on those terms and conditions, (b) any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

           2.     "Including"

     As used in this Plan, "including" means "including without limitation."

           3.     "On"

     With reference to any distribution under this Plan, "on" a date means on or as soon as reasonably practicable after that date.

D.   COMPUTATION OF TIME

     In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.



                                     PLAN-7

                                   ARTICLE II.

                        TREATMENT OF UNCLASSIFIED CLAIMS

     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

A.   ADMINISTRATIVE CLAIMS

     Each holder of an Allowed Administrative Claim shall receive, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date on which its Administrative Claim becomes payable under any agreement relating thereto, Cash equal to the unpaid portion of its Allowed Administrative Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business, in accordance with the terms and conditions of any agreement relating thereto; (b) the following Section B governs the payment of Professional Fee Claims under this Plan; and
(c) any Allowed Administrative Claim may be paid on such other terms as may be agreed on between the holder of such claim and the Debtors.

B.   PROFESSIONAL FEE CLAIMS

     Within 15 days after the Confirmation Date, each Professional shall provide the Debtors, the Committee, and the proposed LLC Manager with a non-binding estimate of the fees and expenses that such Professional will seek compensation for through the Effective Date. All applications for Professional Fee Claims under sections 330, 331, or 503(b) of the Bankruptcy Code filed after the Confirmation Date shall be filed and served on the LLC Manager and its counsel no later than the Administrative Claims Bar Date. Notwithstanding the foregoing, any Professional entitled to receive compensation or reimbursement of expenses under the Ordinary Course Professionals' Order or any other Order without filing an application therefor may continue to receive payments in accordance therewith, without further Bankruptcy Court review or approval. Any objection to a Professional Fee Claim filed after the Confirmation Date shall be served on the LLC Manager, its counsel, and the Professional to whose Claim the objection relates no later than 25 days after the Administrative Claims Bar Date. The LLC Manager will pay each Professional Fee Claim within ten days after the Bankruptcy Court's order granting the application is entered.

C.   PRIORITY TAX CLAIMS

     Each holder of an Allowed Priority Tax Claim shall receive, on the later of
(i) the Distribution Date or (ii) the date on which its Priority Tax Claim becomes an Allowed Priority Tax Claim, Cash equal to the unpaid portion of the Allowed Priority Tax Claim. No holder of an Allowed Priority Tax Claim shall be entitled to payment of Postpetition Interest on its Allowed Priority Tax Claim.





                                     PLAN-8

                                  ARTICLE III.

              CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.   INTRODUCTION

     The Plan places all Claims and Interests, except Unclassified Claims provided for in Article II, in the Classes listed below. A Claim or Interest is placed in a particular Class only to the extent that it falls within the description of that Class, and is classified in other Classes to the extent that any portion thereof falls within the description of other Classes.

B.   SUMMARY OF CLASSES

                  Class                                      Impaired/Unimpaired; Entitlement to Vote
Class 1 - Other Priority Claims                   Unimpaired - Deemed to have accepted the Plan and not
                                                  entitled to vote

Classes 2A, 2B, 2C, etc. - Secured Claims         Impaired - Entitled to vote

Class 3 - Intercompany Claims                     Impaired - Deemed to have rejected the Plan and not entitled to vote

Class 4 - Convenience Claims                      Impaired - Entitled to vote

Class 5 - General Unsecured Claims                Impaired - Entitled to vote

Class 6 - Subordinated Claims                     Impaired - Deemed to have rejected the Plan and not entitled to vote

Class 7 - Interests                               Impaired - Deemed to have rejected the Plan and not entitled to vote

C.   TREATMENT OF CLASSES

           1.     Class 1 - Other Priority Claims

              a. Claims in Class: Class 1 consists of all Other Priority Claims against all Debtors.

              b. Treatment: On the later of (i) the Distribution Date or (ii) the date on which its Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive Cash equal to the full amount of its Allowed Other Priority Claim.

           2.     Classes 2A, 2B, 2C, etc. - Secured Claims

              a. Claims in Classes: Classes 2A, 2B, 2C, etc., each contain a single Secured Claim, and in the aggregate include all Secured Claims against all Debtors. Each Class denominated "Class 2_" is a separate Class for all purposes under the Bankruptcy Code and the Plan, including for voting purposes. The Debtors will list all Classes identified as "Class 2_," and identify the Claim included in each, in the Ballot Summary and in any other filing or document, as necessary. If the Claim of a holder of a Secured Claim exceeds the value of the Collateral that secures it, such holder will have a Secured Claim equal to the Collateral's value and a General Unsecured Claim for the deficiency.

              b. Treatment: On the later of (i) the Distribution Date, and (ii) the date on which the Secured Claim becomes due under any agreement governing its payment, each holder of an Allowed Secured Claim will either (a) receive deferred Cash payments totaling at least the allowed amount of such Secured Claim, of a value, as of the Effective Date, of at least the value of such holder's interest in the respective Debtor's interest in such Collateral, (b) receive the subject Collateral upon


                                     PLAN-9
abandonment by a Debtor, (c) receive payments or Liens amounting to the indubitable equivalent of the value of such holder's interest in the respective Debtor's interest in such Collateral, (d) be Reinstated, or (e) receive such other treatment as the respective Debtor and such holder shall have agreed upon in writing. To the extent that the value of any Collateral securing a Secured Claim exceeds the amount of the Secured Claim, its holder shall receive interest, fees, costs, and charges as may be payable under section 506(b) of the Bankruptcy Code.

           The Plan does not seek to affect the Liens of the holders of Secured Claims. Such liens will remain in place until such time as the LLC Manager and the holder of the Allowed Secured Claim agree upon a reserve or the Bankruptcy Court determines the amount of a reserve at or prior to Confirmation.

           3.     Class 3 - Intercompany Claims

              a. Claims in Class: Class 3 consists of all Intercompany Claims held by the Debtors.

              b. Treatment: On the Effective Date, Intercompany Claims will be cancelled and holders of Intercompany Claims shall not receive any distribution on account of their Claims.

           4.     Class 4 - Convenience Claims

              a. Claims in Class: Class 4 consists of all Convenience Claims against the Debtors. Each holder of a General Unsecured Claim that is Allowed in an amount that is less than or equal to the Convenience Cap Amount shall be deemed to have elected to treat such Claim as a Convenience Claim.

              b. Treatment: On the Distribution Date, each holder of an Allowed Convenience Claim will receive Cash equal to 28% of its Allowed Convenience Claim. For the purposes of determining the eligibility of claims for inclusion in Class 4, claims of holders of Senior Subordinated Notes shall not be eligible for inclusion in Class 4.

           5.     Class 5 - General Unsecured Claims

              a. Claims in Class: Class 5 consists of Senior Subordinated Note Claims and General Unsecured Claims, other than Intercompany Claims and Convenience Claims.

              b. Treatment: Each holder of an Allowed Class 5 Claim will receive its Pro Rata share of the LLC Membership Interests.

              c. Post-Confirmation Redemption of Certain Claims. Notwithstanding anything contained herein, the VFI LLC Members' Agreement shall provide that on or from time to time after the Effective Date until the date that is 120 days after the Effective Date, unless otherwise extended by the Bankruptcy Court, the LLC Manager may, in its sole discretion, offer all holders of Class 5 Claims whose Allowed Claims do not exceed an amount to be determined by the LLC Manager (the "Offer Amount"), in its sole discretion, a Cash payment equal to between 20% and 25% (the exact amount within that range to be determined by the LLC Manager, the "Redemption Percentage") of each such holder's Allowed Claim. No distribution pursuant to this offer shall be made to any holder of a Class 5 Claim who does not accept such offer in writing, and no such holder may accept the offer with respect to any amount less than the entire amount of such holder's Claim. In the event that any such offer is oversubscribed as determined by the LLC Manager in its sole discretion, the LLC Manager may choose to either reduce the Offer Amount and recognize acceptances corresponding to such reduced Offer Amount, or pay the Redemption Percentage of a prorated amount of each such holder's Class 5 Claim while leaving the balance of each such Class 5 Claim intact.

           6.     Class 6 - Subordinated Claims

              a. Interests in Class: Class 6 consists of all Subordinated Claims against the Debtors.

              b. Treatment: Each holder of an allowed Class 6 Subordinated Claim shall not receive or retain any property or interest in property on account of their Class 6 Subordinated Claim.


                                    PLAN-10

           7.     Class 7 - Interests

              a. Interests in Class: Class 7 consists of all Interests in the Debtors.

              b. Treatment: On the Effective Date, all Class 7 Interests shall be cancelled and the Interest holders shall not receive or retain any property or interest in property on account of their Class 7 Interests.

D.   ALLOWED CLAIMS

     Notwithstanding any provision herein to the contrary, the VFI LLC shall only make distributions to holders of Allowed Claims. No holder of a Disputed Claim will receive any distribution on account thereof until and to the extent that its Disputed Claim becomes an Allowed Claim. The LLC Manager may, in its sole discretion, withhold distributions otherwise due hereunder to the holder of a Claim until the Claims Objection Deadline, to enable the LLC Manager to file a timely objection thereto. The LLC Manager will establish a reserve for Disputed Claims in accordance with Article VI.B hereof. The presence of a Disputed Claim in any Class will not be a cause to delay distribution to Allowed Claims in that Class or in junior Classes, so long as a reserve is created for the Disputed Claim in accordance herewith. Any holder of a Disputed Claim that becomes an Allowed Claim after the Distribution Date will receive its distribution, without Postpetition Interest (except as otherwise expressly provided in the Plan), on the next Periodic Distribution Date in accordance with the provisions of this Plan.

E.   POSTPETITION INTEREST

     In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against the Debtors shall be calculated as of the Petition Date. Except as otherwise explicitly provided herein or in an order of the Bankruptcy Court, no holder of a Claim shall be entitled to or receive Postpetition Interest.

F.   ALTERNATIVE TREATMENT

     Notwithstanding any provision herein to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other distribution or treatment to which it and, prior to the Effective Date, the Debtor obligated on its Claim or, on or after the Effective Date, the LLC Manager, may agree in writing.


                                   ARTICLE IV.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.   DISSOLUTION OF CORPORATE EXISTENCE

     After the Effective Date, the LLC Manager shall use its reasonable best efforts to dissolve the Debtors and any affiliates of the Debtors as soon as reasonably practical to the extent dissolution does not, in the judgment of the LLC Manager, impair administration of the Plan. In that connection, the LLC Manager shall prepare and file all corporate resolutions, statements, notices, tax returns and other documents necessary to accomplish such dissolutions, and the Confirmation Order shall provide for the appointment of the LLC Manager as the authorized signatory to execute on behalf of each Debtor or any affiliate any and all documents necessary to accomplish such dissolutions.

     Upon the filing of a certificate of dissolution (or other document or pleading, as appropriate) by the LLC Manager on behalf of the Debtors with the Bankruptcy Court, each of the Debtors will be dissolved for all purposes effective as of the date of filing of such certificate without the necessity for any other or further actions to be taken by or on behalf of such entities or payments to be made in connection therewith; provided, however, that the LLC Manager may, if it so elects, file a certificate of dissolution for each Debtor in such Entity's jurisdiction of incorporation. Such certificate of dissolution may be executed by the LLC Manager without the need for any action or approval by the shareholders or board of directors of any of the Debtors. From and after the Effective Date, each of the Debtors (i) for all purposes will be deemed to have dissolved and withdrawn its business operations from any state or country which it was previously conducting, or is registered or licensed to conduct, its business operations, and will not be required to file any document, pay any sum or take any other action in order to effectuate such withdrawal, (ii) will be deemed to have been cancelled pursuant to the Plan all of their Interests, and
(iii)


                                    PLAN-11
will not be liable in any manner to any taxing authority for franchise, business, capital, license or similar taxes accruing on or after the Effective Date. From and after the Effective Date, to the extent the bylaws, certificate of incorporation or other charter and corporate documents of any Debtor are inconsistent with the terms and provisions of the Plan, the Plan will supersede such bylaws, certificate of incorporation, or other charter and other corporate documents, as the case may be, and such bylaws, certificates of incorporation or other charter and corporate documents shall be deemed amended to the extent inconsistent with the terms and provisions of the Plan. Neither the LLC Manager nor the VFI LLC shall have or incur any liability for actions taken or not taken in respect of this Article IV.A.

B.   CORPORATE ACTION

           1.     Cancellation Of Senior Subordinated Notes and Agreements

     On the Effective Date, except as otherwise provided for in the Plan, the Senior Subordinated Notes and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors (the "Instruments") will be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court, or any Person including, but not limited to, governmental agencies. Each indenture or other agreement that governs the rights of the holder of a Claim based on the Senior Subordinated Notes and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan. Such cancellation, however, shall not impair the rights and duties under the Indenture as between the Indenture Trustee thereunder and the beneficiaries of the trusts created thereby. Further, the charging liens of the Indenture Trustee provided in the Indenture shall survive cancellation of the Indenture.

     Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized in this Article IV.B.1 shall not be binding upon the Debtors. Except with respect to the making of distributions as provided in the preceding paragraph, the Debtors or LLC Manager may, if cause exists, terminate any indenture or other governing agreement and the authority of any indenture trustee, agent or servicer to act thereunder at any time by giving five (5) days' written notice of termination to the indenture trustee, agent, or servicer. If distributions under the Plan on account of Senior Subordinated Note Claims have not been completed at the time of termination of the Indenture or other governing agreement, the LLC Manager shall designate a distribution agent to act in place of the indenture trustee, agent or servicer, and the provisions of this Article IV.B.1 shall be deemed to apply to the new distribution agent.

           2.     Cancellation Of Stock, Old Warrants Interests, and other
Interests

     As of the Effective Date, by virtue of the Plan and without any action necessary on the part of the holders thereof, each share of Old Common Stock issued and outstanding or held in treasury, shall be cancelled and retired and no consideration will be paid or delivered with respect thereto. Notwithstanding anything herein to the contrary, holders of Old Common Stock shall not be required to surrender such stock to the Debtors. Additionally, as of the Effective Date, Old Warrants Interests and other Interests, to the extent not already cancelled, shall be cancelled. Notwithstanding the foregoing, the LLC Manager shall be entitled to retain and/or vote all shares of Old Common Stock to the extent necessary to administer the this Plan and comply with any other applicable requirements.

C.   DIRECTORS AND OFFICERS

     On the Effective Date, all officers and directors of the Debtors shall be discharged and relieved of all responsibilities and the respective boards shall be dissolved, and the LLC Manager shall be authorized to execute, deliver, file, or record any document or take any other action necessary or desirable to implement the terms of this Plan. The only remaining activities of the Debtors shall be the dissolution of the Debtors by the LLC Manager in the manner set forth in Article IV.A hereof and any other actions required to be taken on behalf of the Debtors to administer this Plan.

D.   NO REVESTING OF ASSETS

     The property of the Debtors' Estates shall not revest in the Debtors on or after the Effective Date but shall vest in the VFI LLC, to be administered by the LLC Manager until liquidated and distributed according to the terms of this Plan and the Confirmation Order.


                                    PLAN-12

E.   PRESERVATION OF RIGHTS OF ACTION

     Entry of the Confirmation Order shall not constitute a waiver or release by the Debtors or their Estates of any of the Causes of Action, all of which shall be preserved for the benefit of the VFI LLC. On and after the Effective Date, the VFI LLC shall be assigned all Causes of Action, and, under section 1123(b)(3) of the Bankruptcy Code, the LLC Manager shall be authorized to enforce, prosecute, settle or compromise (subject to the provisions of Article VI.C), all Causes of Action. The VFI LLC may pursue such assigned Causes of Action as appropriate, in accordance with the best interests of the holders of the LLC Membership Interests. The failure of the Debtors or the Creditors' Committee to describe or identify a claim, right of action, suit, or proceeding in this Disclosure Statement shall not constitute a waiver, release or abandonment by the Debtors, their Estates, the Creditors' Committee or VFI LLC of such claim, right of action, suit or proceeding. The substantive consolidation of the Debtors and their Estates pursuant to the Plan shall not, and shall not be deemed to, prejudice the Causes of Action, which shall survive entry of the Confirmation Order for the benefit of the holders of the LLC Membership Interests as if there had been no substantive consolidation of the Debtors and their Estates.

F.   EXEMPTION FROM CERTAIN TRANSFER TAXES

     In accordance with section 1146(c) of the Bankruptcy Code, neither the issuance, transfer, or exchange of a security or the delivery of an instrument of transfer under this Plan shall be taxed under any law imposing a stamp tax or similar tax. The Confirmation Order shall direct all governmental officials and agents to forego the assessment and collection of any such tax.

G.   SUBSTANTIVE CONSOLIDATION

     The Plan is predicated upon entry of an order substantively consolidating the Estates and the Chapter 11 Cases for purposes of all actions associated with confirmation and consummation of the Plan. On the Confirmation Date or such other date as may be set by an order of the Bankruptcy Court, but subject to the occurrence of the Effective Date, (i) all Intercompany Claims will be eliminated, (ii) all assets and liabilities of the direct and indirect Debtor-affiliates of VF Brands will be treated as if they were merged with the assets and liabilities of VF Brands, (iii) any obligation of a Debtor and all guarantees thereof by one or more of the other Debtors will be deemed to be one obligation of VF Brands, and (iv) each Claim filed or to be filed against any Debtor will be deemed filed only against VF Brands and will be deemed a single Claim against and a single obligation of VF Brands. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor will be released and of no further force and effect. Notwithstanding any provision of the Plan or Disclosure Statement to the contrary, the rights of parties in interest to contest claims of non-Debtor affiliates of the Debtors are preserved.

     Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, the Plan will serve as, and will be deemed to be, a motion for entry of an order substantively consolidating the Estates and the Chapter 11 Cases. If no objection to substantive consolidation is timely filed and served by any holder of a Claim in a Class impaired by the Plan on or before the Voting Deadline or such other date as may be established by the Bankruptcy Court, an order approving substantive consolidation (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to substantive consolidation and the objections thereto will be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

H.   WARRANTS

     The Warrants will be issued within five (5) Business Days of the later to occur of (i) the date that the order of the Bankruptcy Court confirming the Plan has become a Final Order or (ii) the date upon which all conditions to the effectiveness of the Plan have been satisfied or waived. The issuance of the Warrants is conditioned upon the satisfaction of the following conditions: (x) the Warrants must be distributed and must be subject to transfer restrictions in such a manner under the Plan so as not to cause Pinnacle to become a reporting company under the Exchange Act, unless Pinnacle at the time the Warrants are issued is otherwise already a reporting company under the Exchange Act; and (y) the Bankruptcy Court must issue an order in form and substance reasonably satisfactory to PFC that (A) confirms the Plan under section 1129 of the Bankruptcy Code and (B) also provides that (i) the issuance by Pinnacle of the Warrants (and the securities purchasable upon exercise of the Warrants) and the distribution by Pinnacle of the Warrants (and the securities purchasable upon exercise of the Warrants)


                                    PLAN-13
pursuant to the Plan will be exempt from the registration provisions of the Securities Act of 1933, as amended, and any state or local laws requiring registration, pursuant to section 1145 of the Bankruptcy Code, and (ii) Pinnacle and its officers, directors, employees, attorneys and agents will be entitled to the protections set forth in section 1125(e) of the Bankruptcy Code. Notwithstanding anything else in the Plan, the LLC Manager is empowered to take such actions as may be necessary or appropriate with respect to the Warrants so as to not cause the issuer of the Warrants to become a reporting company under the Exchange Act, unless at such time the issuer is otherwise a reporting company.


                                   ARTICLE V.

                       PROVISIONS GOVERNING DISTRIBUTIONS

A.   LLC MANAGER

     A person selected initially by the Creditors' Committee and thereafter by the Managing Board shall serve as the LLC Manager and shall make (or arrange to make) all distributions required under this Plan. The LLC Manager may employ or contract with other Persons including, but not limited to, the Indenture Trustee, to assist in the performance of its duties in accordance with the terms of the VFI LLC Members' Agreement. Solely to the extent necessary to administer the Plan, the LLC Manager shall be deemed to be the sole authorized signatory of each Debtor and shall be deemed to be the sole officer, director or voting shareholder of the Debtors for any legitimate corporate purpose, including participation in the liquidation of affiliates of the Debtors and amending any bylaws or certificates of incorporation.

     As soon as practicable after the Effective Date, the Debtors, on their own behalf and on behalf of holders of Allowed Class 5 Claims, shall execute the VFI LLC Members' Agreement appointing the LLC Manager and setting forth the responsibilities and powers of the LLC Manager.

     Prior to the Effective Date, the Debtors shall have taken all other steps necessary to establish the VFI LLC. The VFI LLC is to be formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act, as amended from time to time, including, without limitation, borrowing funds, purchasing Claims, and other actions in the best interest of holders of LLC Membership Interests all as set forth in the VFI LLC Members' Agreement.

     After the Effective Date, the LLC Manager shall (i) establish one or more general accounts for the deposit of funds to be distributed under the Plan, (ii) create and fund any Distribution Reserve in accordance with the Plan, and (iii) liquidate all other assets, including Causes of Action. The LLC Manager may (and with respect to the Reserve Accounts and Distribution Reserve, shall) invest all Cash deposited in any account or reserve in a manner that shall yield a reasonable return, taking into account the safety of the investment consistent with the provisions set forth in section 345 of the Bankruptcy Code .

     The LLC Manager shall receive from funds otherwise available for distribution hereunder, without further Bankruptcy Court approval, reasonable compensation for its services under the Plan and reimbursement of its reasonable out-of-pocket expenses incurred in connection with those services, including the fees and expenses of any Professionals or other agents that it employs. The LLC Manager may withhold sufficient funds to pay all projected operating expenses of the LLC Manager, including but not limited to liability insurance for the benefit of the LLC Manager and his employees and representatives for acting in such capacity. The LLC Manager shall not be required to give any bond, surety, or other security for the performance of its duties, unless otherwise ordered by the Bankruptcy Court, and, in that event, all costs and expenses of procuring any such bond shall be paid from funds otherwise available for distribution hereunder.

     The Debtors' Estates shall indemnify and hold harmless, to the fullest extent permitted by the laws of the State of Delaware, the LLC Manager and each Professional or other person employed by the LLC Manager to carry out the provisions of this Plan (each, an "Indemnified Person") from and against all liabilities, damages, claims, costs, and expenses (including attorney fees) arising from or in connection with their actions or omissions in performing their duties under this Plan, so long as the Indemnified Person acted in good faith and in a manner reasonably believed to be in or not inconsistent with the Estates' best interests. Any amount payable to an Indemnified Person in accordance with this paragraph shall constitute an Administrative Claim in the Chapter 11 Cases and shall be payable as incurred from funds held by the LLC Manager for distributions under this Plan.


                                    PLAN-14

     Any and all distributions to creditors contemplated by Articles II and III of this Plan, including distributions on account of Administrative Claims, Professional Fee Claims, Priority Tax Claims, Other Priority Claims, and Convenience Claims, shall be made by the LLC Manager or its agents on or after the Distribution Date in accordance with the terms of this Plan and the VFI LLC Members Agreement to the extent not already satisfied.

B.   VFI LLC.

           1.     The Establishment of the VFI LLC

     The VFI LLC will be established and the LLC Manager will be appointed as of the Effective Date. VFI LLC, the LLC Manager, and the Managing Board shall be fiduciaries with respect to the holders of LLC Membership Interests and the LLC Manager shall act to maximize recovery to VFI LLC for the benefit of its members.

           2.     Acquisition of Plan Assets and Administrative Obligations

     On the Effective Date the Estates and the Debtors shall be deemed to have, and shall have, irrevocably assigned and transferred to the VFI LLC all of their rights, title and interest in and to any and all property and assets of the Debtors, including, but not limited to, cash, the right to receive Warrants upon satisfaction of the conditions to issuance thereof, and Causes of Action, and any proceeds thereof (collectively, the "Plan Assets") free and clear of all Liens, claims, encumbrances and other interests. None of the Debtors shall have any further rights, title or interest in any of the Plan Assets, and none of the Debtors shall be entitled to receive any portion of any amounts recovered on account of any of the Causes of Action or other liquidation of Plan Assets.

     Any and all Administrative Claims and administrative obligations of the Debtors not otherwise satisfied in accordance with the terms of this Plan, including any obligations imposed by the Bankruptcy Court with respect to section 1114 of the Bankruptcy Code, shall be assumed by the VFI LLC, including, but not limited to, any administrative obligations relating to any of the Debtors' employee pension, benefit, retirement and health plans.

           3.     LLC Membership Interests

     Each holder of a Class 5 General Unsecured Claim shall receive LLC Membership Interests based upon the Pro Rata portion of its Allowed Claim.

           4.     Establishment of LLC Membership Interest Registers

     The VFI LLC shall maintain a register of the persons granted LLC Membership Interests therein and shall be entitled to treat as the owner of any such interest for all purposes the person or entity in whose name the LLC Membership Interest is registered.

           5.     LLC Membership Interests Granted on Account of Disputed Claims

     Upon a Disputed Claim becoming an Allowed Claim, the holder of such Allowed Claim shall be granted LLC Membership Interests based on the Pro Rata portion of its Allowed Claim. Such holder of a Disputed Claim shall have no voting or other rights until such time as the Disputed Claim shall have become an Allowed Claims and a distribution of LLC Membership Interests shall have been made on account of such Allowed Claim in accordance with the terms hereof.

           6.     Limitations on Transferability of LLC Membership Interests

              a. Transfer of LLC Membership Interests shall be restricted. The prior consent of the VFI LLC shall be required for any sale or transfer of a LLC Membership Interest to be effective and the VFI LLC shall consent to sales and transfers of LLC Membership Interests only if, in the reasonable judgment of the VFI LLC based upon representations as to the manner of the proposed sale or transfer and other evidence or advice of counsel, the sale or transfer would not create a material risk that the VFI LLC would be treated as a publicly traded partnership under I.R.C. section 7704 and is otherwise in compliance with applicable law. Notwithstanding the foregoing, no transfer of such interest shall be permitted to the extent the transfer would violate or require registration under any federal or state securities law.


                                    PLAN-15

              b. Notwithstanding the provisions of the Plan, the economic interest (but not the membership interest) may be transferred (1) to a relative, spouse or former spouse or relative of the spouse or former spouse of the original holder of such interest (the "Beneficial Interest Holder"), (2) to any trust or estate in which such Beneficial Interest Holder holds more than 50% of the beneficial interests (excluding contingent interests), (3) to any corporation, partnership or other organization in which such Beneficial Interest Holder is the beneficial owner of more than 50% of the equity securities or equity interests, (4) to any person that owns, directly or indirectly, more than 50% of the voting securities of such Beneficial Interest Holder, (5) upon the death of such Beneficial Interest Holder or pursuant to operation of law, or (6) incidental to the sale of all or substantially all of the assets of such Beneficial Interest Holder. Notwithstanding the foregoing, no transfer of such interest shall be permitted to the extent the transfer would violate or require registration under any federal or state securities law or would cause any adverse tax (including, but not limited to, causing the VFI LLC to become a publicly traded partnership under the meaning of I.R.C. section 7704), ERISA or other effect on the VFI LLC, and provided further that the transferee of such economic interest may not be substituted as a member. The Beneficial Interest Holder seeking to transfer such interest shall deliver an opinion of counsel respecting compliance with applicable laws and the absence of an adverse effect on the VFI LLC, and may be prohibited from transferring such interests solely on the grounds that (a) no such legal opinion has been given or (b) the legal opinion given is unsatisfactory or insufficient, in the sole opinion of counsel for the VFI LLC.

              c. In no event may any LLC Membership Interests, or the economic interest therein, be transferred to or for the benefit of the Debtors.

              d. The VFI LLC and the LLC Manager shall not recognize any transfer of LLC Membership Interests, or the economic interest therein, unless such transfer strictly complies with the foregoing requirements and shall not recognize the rights of any purported transferee under any non-complying transfer, including any rights to receive distributions from the VFI LLC, either directly or indirectly. For purposes of this section, VFI LLC interests include, among other things, (a) any interest in the capital or profits of the VFI LLC, and (b) any rights in, to or under any financial instrument or contract, the value of which is determined, in whole or in part, by reference to the VFI LLC, including, but not limited to, the amount of any distributions from the VFI LLC, the value of the assets of the VFI LLC, or the results of the VFI LLC's operations or administration.



           7.     Transfer of Causes of Action by Holders

     The irrevocable transfer of the Causes of Action to the VFI LLC will be treated as an irrevocable deemed transfer of such Causes of Action to the holders of Allowed Class 5 Claims followed by an irrevocable deemed contribution of such Causes of Action by such holders of Allowed Class 5 Claims to the VFI LLC.

           8.     Funding the VFI LLC

     On the Effective Date, the LLC Manager shall establish reserves in an amount to be determined by the LLC Manager subject to approval of the Managing Board, to (i) pay the fees, expenses and costs of VFI LLC and the LLC Manager (such reserve, the "LLC Manager Reserve"), and (ii) pay the fees, expenses and costs of the Managing Board (such reserve, the "Managing Board Reserve"). The LLC Manager Reserve and the Managing Board Reserve shall be funded in the aggregate amount of $5 million, and shall not be subject to any liens securing any Secured Claim. The VFI LLC Members' Agreement will provide that the LLC Manager may, with the consent of the Managing Board, distribute funds held in the LLC Manager Reserve or the Managing Board Reserve to VFI LLC members to the extent such reserves exceed the amounts reasonably anticipated to be necessary. In addition, the LLC Manager may, with the written consent of the Managing Board, borrow funds to finance the operations of the VFI LLC, which borrowing(s) may include entity participation features.


                                    PLAN-16

           9.     Distribution of Proceeds

     Subject to the terms and limitations set forth in the VFI LLC Members' Agreement and the provisions of Article V.B.12 of the Plan, the LLC Manager shall distribute any proceeds of the liquidation of the Plan Assets, including Causes of Action, net of amounts paid or reductions made by reason of setoff and after payment or reserve in full for administrative expenses of VFI LLC (such net proceeds, the "Distribution Proceeds"), to the holders of LLC Membership Interests based on each holder's Ratable Proportion. Except as otherwise provided herein, distributions of the Distribution Proceeds shall be governed by the VFI LLC Members' Agreement.

           10.    Distributions

     The VFI LLC Members' Agreement shall provide that the VFI LLC shall distribute the Distribution Proceeds to holders of LLC Membership Interests at such times as the Managing Board deems appropriate, but only after paying all outstanding administrative expenses of the VFI LLC and reserving for (i) the reasonably anticipated amount of any such administrative expenses that may be incurred thereafter, and (ii) any unpaid Allowed Secured Claims. The LLC Manager shall hold the Warrants for ultimate liquidation. The Managing Board may direct the LLC Manager to distribute the Warrants to holders of LLC Membership Interests or sell them in a manner consistent with the terms of the Pinnacle Asset Purchase Agreement, Warrant Agreement, Plan, VFI LLC Members' Agreement, and applicable law.

           11.    Powers and Duties of the LLC Manager

     The provisions of the VFI LLC Members' Agreement shall in all respect govern the duties and responsibilities of the VFI LLC and the LLC Manager, which shall include provisions that the LLC Manager shall at all times act solely for the benefit of the holders of LLC Membership Interests and to maximize recovery to VFI LLC and shall not act for the benefit of or have any obligations to or on behalf of the Debtors and further provide that the LLC Manager shall be empowered: (a) to take all steps and execute all instruments and documents necessary to effectuate the VFI LLC, (b) to pay all administrative expenses of the VFI LLC, (c) to make distributions contemplated by the VFI LLC, (d) to comply with the Plan and the VFI LLC Members' Agreement and the obligations thereunder, (e) to employ, retain or replace Professionals to represent it with respect to its responsibilities, (f) to investigate any claims, rights, or other Causes of Action assigned to the VFI LLC, (g) to prosecute, litigate, settle, adjust, retain, enforce or abandon any claims (subject to any other provisions hereof), rights, or other Causes of Action assigned to the VFI LLC, including any counterclaims to the extent such counterclaims are potential setoffs against the proceeds of any such Causes of Action, (h) to liquidate all Plan Assets transferred to the VFI LLC, (i) in the event that the LLC Manager shall determine, in the sole and absolute discretion of the LLC Manager, that compliance with any applicable securities law requirements is or will be unduly onerous, costly, or impossible, the LLC Manager may, with the approval of the Managing Board, take any action necessary or appropriate in order to comply with the requirements of the Securities Act, the Exchange Act, and/or the Investment Company Act of 1940, as amended, or to qualify for any applicable exemptions from such requirements; and (j) to exercise such other powers as may be vested in the LLC Manager pursuant to an order of the Bankruptcy Court or as deemed by the LLC Manager to be necessary and proper to carry out the provisions of the VFI LLC. The VFI LLC Members' Agreement shall further provide that, subject to the provisions of Article V.B.12 of the Plan and the requirement to consult with the Managing Board, the LLC Manager shall have sole and absolute discretion to hold, liquidate, pursue, prosecute, release, settle or abandon (subject to any other provisions hereof), as the case may be, any and all claims, rights, Plan Assets, or other Causes of Action assigned to the VFI LLC pursuant to this Plan, as it determines in the exercise of its business judgment, and shall have no liability for the outcome of any decisions made by it to the extent not inconsistent with the Plan and VFI LLC Members' Agreement. Notwithstanding anything contained herein to the contrary, in negotiating any settlement with the Bank Group, the LLC Manager shall consult with, but need not obtain the approval of, the Managing Board in connection therewith, but shall in any event, obtain the approval of the Bankruptcy Court of any such settlement on notice to all holders of Class 5 claims (other than claims redeemed pursuant to Art. III.C.5.c). For purposes of exercising its powers, including, but not limited to the pursuit of Causes of Action, each of the LLC Manager and the VFI LLC shall be deemed to be a representative of the Estates pursuant to section 1123 of the Bankruptcy Code.


                                    PLAN-17

           12.    Authority to Settle Causes of Action

     Subject to the provisions of the VFI LLC Members' Agreement and with the written consent of the Managing Board to a proposed settlement, disposition or abandonment of a Cause of Action, the LLC Manager shall be empowered and authorized, without approval of the Bankruptcy Court or notice to any other Person, to settle, adjust, dispose of or abandon any claims, rights or other Causes of Action assigned to the VFI LLC, including any counterclaims to the extent such counterclaims are potential setoffs against the proceeds of any such Causes of Action; provided, however, that the LLC Manager cannot abandon a claim or claims with respect to the Bank Group, which abandonment shall include, but not be limited to, the failure of the LLC Manager to sue or negotiate a settlement with the Bank Group prior to the expiration of the applicable statute of limitations, unless such abandonment is approved by the Bankruptcy Court. Notwithstanding the foregoing or any other provisions of the Plan (a) the Distribution Proceeds derived from any judgment, settlement or other complete or partial resolution of any Cause of Action against the Bank Group or any member thereof, which, subject to the provisions of the Indenture, may be entitled to the benefits of subordination of the Senior Subordinated Notes (a "Senior Lender Cause of Action Resolution"), shall be allocated among the holders of Class 5 Claims so as to result in a proportionate allocation among such holders of the entire value of such Senior Lender Cause of Action Resolution after giving effect to the value of any benefits (apart from such Distribution Proceeds) derived by the holders of Senior Subordinated Note Class 5 Claims arising from any judicial, written or oral waiver, release, discharge, agreement not to enforce or other agreement or judgment of similar effect in respect of such subordination rights (a "Subordination Rights Waiver") given or obtained in connection with or in anticipation of such Senior Lender Cause of Action Resolution, and (b) if a Subordination Rights Waiver was given or obtained in connection with or in anticipation of such Senior Lender Cause of Action Resolution, (i) such allocation of Distribution Proceeds may be effected on a basis other than the respective Ratable Proportions of the holders of Class 5 Claims in order to comply with immediately preceding clause (a), and (ii) such allocation shall be subject to the approval of the Bankruptcy Court on notice to all holders of Class 5 Claims (other than Claims redeemed pursuant to Article III.C.5.c). Nothing herein or in the order confirming this Plan shall be construed to suggest that any settlement which includes a Subordination Rights Waiver is either appropriate or inappropriate.

           13.    Compensation of the LLC Manager

     The LLC Manager shall receive compensation for services to the VFI LLC at the LLC Manager's standard hourly rates for services and for the services of others at such firm for assisting him with its duties at the standard hourly rates charged for their services, or such other rates or terms (including incentive compensation) as may be agreed between the LLC Manager and the Managing Board, and shall be entitled to reimbursement of reasonable expenses incurred in performing its duties hereunder out of the assets of the VFI LLC, all as more fully set forth in the VFI LLC Members' Agreement or in a separate agreement setting forth the terms and conditions of the provision of such services by the LLC Manager.

           14. Indemnification and Exculpation of the LLC Manager and Managing Board

              a. From and after the Effective Date, the LLC Manager, the Managing Board, the VFI LLC, and each of their directors, members, officers, employees, agents, and attorneys shall be exculpated and indemnified as provided in the VFI LLC Members' Agreement.

              b. Except as may otherwise be provided in the VFI LLC Members' Agreement, each of the LLC Manager, the Managing Board, the VFI LLC, and each of their directors, members, officers, employees, agents and attorneys, as the case may be, from and after the Effective Date, is hereby exculpated by all Persons, holders of Claims and Equity Interests, Entities, and parties in interest receiving distributions under the Plan, from any and all claims, Causes of Action, and other assertions of liability arising out of its discharge of the powers and duties conferred upon it by the Plan, the VFI LLC Members' Agreement or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law; provided that the LLC Manager or the Managing Board member, as the case may be, acts in good faith and with the same standard of care imposed on an individual or entity serving on an official committee of unsecured creditors appointed pursuant to Section 1102 of the Bankruptcy Code. No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any claim or Cause of Action (a) against the LLC Manager, the Managing Board, or the VFI LLC for distributions made in accordance with the Plan, or for implementing the provisions of the Plan, or (b) against any holder of a Claim for receiving or retaining payments or other distributions as provided for by the Plan.


                                    PLAN-18

              c. Subject to the standard of care set forth in the preceding subsection, each of the LLC Manager, the Managing Board, and the VFI LLC shall not be liable for any action taken or omitted in good faith and reasonably believed by it to be authorized within the discretion or rights or powers conferred upon it by the Plan or the VFI LLC Members' Agreement. In performing its duties under the Plan and the VFI LLC Members' Agreement hereunder, each of the LLC Manager, Managing Board, and the VFI LLC shall have no liability for any action taken by the LLC Manager, Managing Board, and the VFI LLC in good faith in accordance with the advice of counsel, accountants, appraisers and other professionals retained by it or the VFI LLC. Without limiting the generality of the foregoing, the LLC Manager and the Managing Board may rely without independent investigation on copies of orders of the Bankruptcy Court reasonably believed by it to be genuine, and shall have no liability for actions taken in good faith in reliance thereon. None of the provisions of the Plan shall require the LLC Manager, the Managing Board, or the VFI LLC to expend or risk their own funds or otherwise incur personal financial liability in the performance of any of their duties hereunder or in the exercise of any of its rights and powers. Each of the LLC Manager, the Managing Board, and the VFI LLC may rely without inquiry upon writings delivered to it hereunder which it reasonably believes in good faith to be genuine and to have been given by a proper Person.

           15.    Board of Managers of the VFI LLC

     The VFI LLC Members' Agreement shall provide that the VFI LLC will be managed by a three member board of managers (the "Managing Board"). Holders of Membership Interests in the VFI LLC on account of the Senior Subordinated Notes shall be entitled to have two members of the Managing Board (the "Bondholder Representatives"). Holders of Membership Interests in the VFI LLC on account of General Unsecured Claims other than those with respect to the Senior Subordinated Notes shall be entitled to have one member of the Managing Board (the "Trade Debt Representative"). On or before the Confirmation Date the Creditors' Committee shall select two Persons or Entities to serve as the initial Bondholder Representatives of the Managing Board and the Debtors shall designate the initial Trade Debt Representative of the Managing Board. In the event an appropriate Bondholder Representative or Trade Debt Representative is not identified and willing to serve, the Debtors, in consultation with the Committee, shall appoint another individual with approval of the Court on notice. A list setting forth the identities of the initial members of the Managing Board, to the extent available, shall be filed as part of the Plan Supplement, or otherwise, in a submission to this Bankruptcy Court on or prior to the Confirmation Date. The VFI LLC Members' Agreement shall set forth the duties and responsibilities of the Managing Board and shall in all respects govern the operation and management of the VFI LLC. The VFI LLC Members' Agreement shall include, among other things, provisions for the replacement or removal of members of the Managing Board or the LLC Manager; provided, however, that a Bondholder Representative serving on the Managing Board can only be replaced with another Bondholder Representative and a Trade Debt Representative serving on the Managing Board can only be replaced with another Trade Debt Representative, provided, however, that if no willing Trade Debt Representative can be found, the LLC Manager shall appoint an appropriate person to fill such vacancy, subject to Bankruptcy Court approval. In addition, if the LLC Manager resigns, is terminated for cause by the Managing Board, or is unable to continue to serve as the LLC Manager for any reason, the Managing Board shall designate a replacement LLC Manager in accordance with the terms of the VFI LLC Members' Agreement, who shall thereby be appointed to serve as the LLC Manager without application to or approval by the Bankruptcy Court. The Managing Board will, to the extent if necessary, retain counsel to assist it.

C.   DISTRIBUTIONS TO HOLDERS OF DEBT SECURITIES CLAIMS

           1.     Distributions to Indenture Trustees

     Notwithstanding any other provision hereof, the LLC Manager shall make all distributions, including distributions of LLC Membership Interests, otherwise payable to each holder of a Debt Securities Claim to the Indenture Trustee, who shall make distributions in accordance with the provisions of this Plan and the respective governing indenture.

           2.     Surrender of Securities or Instruments

     On or before the first Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Debt Securities Claim (a "Certificate") shall surrender the Certificate to the LLC Manager, or with respect to indebtedness that is governed by an indenture, to the respective Indenture Trustee, and the Certificate shall be cancelled. No holder of a Debt Securities Claim shall receive any distribution under the Plan until the respective Indenture Trustee has received either the holder's Certificate or a reasonably satisfactory affidavit of loss and indemnity. Any holder who fails to surrender or cause to be surrendered its Certificate or to deliver a reasonably satisfactory affidavit of loss and indemnity to the LLC


                                    PLAN-19

Manager or the Indenture Trustee before the second anniversary of the Effective Date shall forfeit all rights and Claims in respect of its Debt Securities Claim and shall not participate in any distribution hereunder. All Cash or other property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the VFI LLC in accordance with the Plan, notwithstanding any federal or state escheat laws to the contrary.

           3.     Distribution Record Date

     At the close of business on the Distribution Record Date, the transfer ledgers for the Debt Securities shall be closed, and there shall be no further changes in the record holders of the Debt Securities. Neither the Debtors, the LLC Manager, nor any Indenture Trustee shall be obligated to recognize any transfer of Debt Securities occurring after the Distribution Record Date, but shall be entitled instead to recognize and deal for all purposes hereunder with only the record holders identified on the transfer ledgers as of the close of business on the Distribution Record Date.

D.   MEANS OF CASH PAYMENT

     Cash payments under this Plan shall be made, in the LLC Manager's sole discretion, by checks drawn on or wire transfer from a domestic bank selected by the LLC Manager.

E.   DELIVERY OF DISTRIBUTIONS; UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

           1.     Delivery of Distributions in General

     The LLC Manager or the appropriate Indenture Trustee shall make distributions to each holder of an Allowed Claim (a) at the address on any proof of Claim filed by the holder (or at the holder's last known address, if no proof of Claim is filed), (b) at the address in any written notice of address change delivered to the Debtors, or the LLC Manager, (c) at the address reflected in the Schedules, if no proof of Claim has been filed and the LLC Manager has not received a written notice of a change of address, or (d) in the case of the holder of a Claim that is governed by an indenture and is administered by an Indenture Trustee, at the address (i) in the Indenture Trustee's official records, or (ii) set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with Article V.B.

           2.     Undeliverable and Unclaimed Distributions

              a. Holding and Investment of Undeliverable and Unclaimed Distributions. If any holder's distribution is returned as undeliverable, no further distributions to that holder shall be made unless and until the LLC Manager or the Indenture Trustee receives notice of the holder's then-current address, at which time all outstanding distributions shall be made to the holder. Undeliverable distributions made through the LLC Manager or the Indenture Trustee shall be returned to the LLC Manager until such distributions are claimed. The LLC Manager shall establish a segregated account to serve as the Unclaimed Distribution Reserve, and all undeliverable and unclaimed Cash distributions shall be deposited therein, for the benefit of all similarly situated Persons until such time as a distribution becomes deliverable or is claimed. On each Periodic Distribution Date, the LLC Manager shall make all distributions that have become deliverable or have been claimed since the immediately preceding Periodic Distribution Date, together with any interest actually earned thereon.

              b. Failure to Claim Undeliverable Distributions. Any undeliverable or unclaimed distribution under this Plan that does not become deliverable on or before the first anniversary of the Effective Date shall be deemed to have been forfeited and waived, and the Person otherwise entitled thereto shall be forever barred and enjoined from asserting its Claim therefor against, or seeking to recover its distribution from, the Debtors, the Estates, or their property. After the first anniversary of the Effective Date, the LLC Manager shall withdraw any amounts remaining in the Unclaimed Distribution Reserve for distribution in accordance with this Plan and the VFI LLC Members' Agreement.

F.   FRACTIONAL DISTRIBUTIONS

     The LLC Manager shall not make payments of fractions of dollars, but shall round all such fractions to the nearest whole dollar, with half dollars being rounded down. Notwithstanding any other provision of the Plan to the contrary, no fractional LLC Membership Interests will be issued pursuant to the Plan. Whenever any distribution of a fraction of an LLC Membership Interest under the Plan would otherwise be required, the actual distribution made will reflect a rounding of such


                                    PLAN-20
fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of half a share being rounded up.

G.   WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with this Plan and all distributions hereunder, the LLC Manager shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any of those requirements. The LLC Manager shall be authorized to take all actions necessary or appropriate to comply with those withholding and reporting requirements.

H.   SETOFFS

     The LLC Manager may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made in respect of that Claim, claims of any nature whatsoever that the Debtors may have against the Claim's holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any claim that the Debtors may have. Nothing herein shall be deemed to expand rights to setoff under applicable law.


                                   ARTICLE VI.

                         RESOLVING DISPUTED, CONTINGENT,
                             AND UNLIQUIDATED CLAIMS

A.   CLAIMS OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS

     Any Debtor, before the Effective Date, and the LLC Manager, after the Effective Date and until the Claims Objection Deadline, may file an objection to any Claim. The Claims Objection Deadline does not, however, apply to objections to Claims filed or amended after the Bar Date.

B.   DISTRIBUTION RESERVE; ESTIMATION OF CLAIMS

     Notwithstanding anything else herein, the LLC Manager shall not be required to make distributions to holders of Allowed Class 5 Claims until the objections to Disputed Claims have been resolved. The VFI LLC shall withhold from the amounts to be distributed to holders of LLC Membership Interests amounts sufficient to be distributed on account of the LLC Membership Interests that may be granted to holders of Unsecured Claims that are Disputed Claims as of the date of distribution of proceeds, and the VFI LLC shall place such withheld proceeds in reserve (the "Distribution Reserve"). To the extent such Disputed Claims ultimately become Allowed Claims and LLC Membership Interests are granted to the holders of such Claims in accordance with the Plan, payments with respect to such interest shall be made from the Distribution Reserve. The LLC Manager shall determine the amount to reserve in the Distribution Reserve based on the amount of Disputed Claims determined or estimated for the purposes of a Distribution Reserve. As to any Disputed Claim, upon a request for estimation by the Debtors or the LLC Manager, the Bankruptcy Court shall determine what amount is sufficient to withhold in the Distribution Reserve on account of such Disputed Claim. The Debtors or the LLC Manager may request estimation for every Disputed Claim that is unliquidated and the LLC Manager shall withhold the Distribution Reserve based upon the estimated amount of such Claim as set forth in a Final Order. The estimated amount of any Disputed Claim so determined by the Bankruptcy Court will constitute the maximum recovery that the holder thereof may recover after the ultimate liquidation of its Disputed Claim, subject to the rights of the holders of such claims under section 502(j) of the Bankruptcy Code and applicable law. Until a Disputed Claim that is liquidated is estimated, the LLC Manager shall withhold the Distribution Reserve based upon the amount sufficient to make a Pro Rata distribution using the Face Amount of such Claim. The LLC Manager shall deposit or invest the funds in the Distribution Reserve in accordance with the provisions set forth in section 345 of the Bankruptcy Code. The holders of Allowed Claims for which a Distribution Reserve has been established shall receive a Pro Rata distribution of the interest actually earned on account of such holder's Allowed Claim.

     After any Disputed Claim becomes an Allowed Claim, and to the extent the LLC Manager has previously made distributions, the LLC Manager shall, on the next Periodic Distribution Date, pay to the holder thereof the Pro Rata amount of its Claim as Allowed (or, if less, the amount thereof estimated in accordance with the immediately preceding subparagraph). In accordance with section 502(j) of the Bankruptcy Code, if any proceeds remain in the Distribution Reserve after objections


                                    PLAN-21
to Disputed Claims have been resolved, such remaining amounts shall be distributed as soon as practicable in accordance with the provisions regarding the distribution of Distribution Proceeds to the holders of LLC Membership Interests.

     The LLC Manager may, with Bankruptcy Court approval, and upon notice to affected parties, make other adjustments as it determines appropriate in the amount held in the Distribution Reserve, and shall distribute, in accordance with this Plan's provisions, all amounts that become available for distribution as a result of the allowance or disallowance of Disputed Claims.

C.   CLAIMS RESOLUTION

     After the Effective Date, the VFI LLC may settle, without Bankruptcy Court approval (except as set forth below), any Disputed Claim in accordance with the procedure set forth in this Article V.C.

           1.     Settlement

     The LLC Manager may settle any Disputed Claim, provided, however, that any settlement resulting in a claim in an amount of $1,000,000 or more upon allowance shall be approved by either (a) a majority of the Managing Board, or
(b) the Bankruptcy Court.

           2.     Other Provisions

     The LLC Manager and the Managing Board may agree to any other appropriate procedures to facilitate the timely and reasonable resolution of Disputed Claims after the Effective Date.


                                  ARTICLE VII.

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A.   ASSUMED CONTRACTS AND LEASES

     Except as provided in any order of the Bankruptcy Court, all executory contracts and unexpired leases in effect on the Confirmation Date will be deemed to be rejected and the Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, other than the contracts and leases to be identified in the Plan Supplement as executory contracts or unexpired leases to be assumed, if any, which shall be assumed under this Plan.

B.   PAYMENTS RELATED TO ASSUMPTION OF CONTRACTS AND LEASES

     Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or its assignee, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of any Debtor (or any assignee) to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

C.   BAR TO REJECTION DAMAGES

     The Debtors will request that the Confirmation Order establish the 45th day after the date of entry of the Confirmation Order as the deadline for filing any Claim arising from the rejection of an executory contract or unexpired lease under this Plan for which a deadline has not already been set. Any Claim not filed by the deadline set by the Bankruptcy Court shall be deemed waived and forever barred.


                                    PLAN-22

                                  ARTICLE VIII.

                       ACCEPTANCE OR REJECTION OF THE PLAN

A.   CLASSES ENTITLED TO VOTE

     Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan is entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims or Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote. Because holders of Claims in Classes that are not entitled to receive or retain any property under the Plan are presumed to have rejected the Plan, they are not entitled to vote.

B.   ACCEPTANCE BY IMPAIRED CLASSES

     An impaired Class of Claims shall have accepted the Plan if (i) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (ii) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code.

C.   ELIMINATION OF CLASSES

     Any Class that does not contain any Allowed Claims or Interests or any Claims or Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

D.   CRAMDOWN

     The Debtors hereby request that, to the extent necessary, the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.


                                   ARTICLE IX.

                       CONDITIONS PRECEDENT TO THE PLAN'S
                          CONFIRMATION AND CONSUMMATION

A.   CONDITIONS TO CONFIRMATION

     The Plan's Confirmation is subject to the satisfaction or due waiver of the following conditions precedent:

          1. The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, PFC, and the Creditors' Committee and shall include provisions in form and substance reasonably satisfactory to PFC that provide that the issuance by Pinnacle of the Warrants and the securities purchasable upon exercise of the Warrants, and the distribution by Pinnacle of the Warrants and the securities purchasable upon the exercise of the Warrants, shall be exempt from the registration requirements of the Securities Act of 1933, as amended, and any state or local laws requiring registration, pursuant to section 1145 of the Bankruptcy Code, and that Pinnacle, as the issuer of the Warrants and securities purchasable upon the exercise of the Warrants, and its officers, directors, employees, attorneys and agents are entitled to the protections set forth in section 1125(e) of the Bankruptcy Code.

          2. The Confirmation Order shall provide that the issuance and distribution of the LLC Membership Interests shall be exempt from the registration requirements of the Securities Act and any similar state or local laws, pursuant to section 1145 of the Bankruptcy Code.

B.   CONDITIONS TO EFFECTIVE DATE


                                    PLAN-23

     Effectiveness of the Plan is subject to the satisfaction or due waiver of each of the following conditions precedent:

          1. The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to the Debtors and the Creditors' Committee.

          2.   The Confirmation Order shall have become a Final Order.

          3. The VFI LLC Members' Agreement, in form reasonably satisfactory to the Debtors and the Creditors' Committee shall have been executed and delivered and all conditions precedent thereto shall have been satisfied.

C.   WAIVER OF CONDITIONS

     The conditions set forth in the Plan can be waived in whole or in part by the Debtors and the Creditors' Committee, acting jointly, at any time without an order of the Bankruptcy Court, other than the condition set forth in Article IX.A.1 herein, which may only be waived by Pinnacle.


                                   ARTICLE X.

                            MODIFICATION; WITHDRAWAL

     The Debtors, with the consent of the Creditors' Committee, reserve the right to modify the Plan either before or after Confirmation to the fullest extent permitted under section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, including but not limited to modifications necessary to obtain any no-action letters. The Debtors may withdraw the Plan at any time before the Confirmation Date, or thereafter prior to the Effective Date with the consent of the Creditors' Committee.


                                   ARTICLE XI.

                            RETENTION OF JURISDICTION

     Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (unless otherwise specified below) over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

     A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest;

     B. Hear and determine all Professional Fee Claims and other Administrative Claims;

     C. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

     D. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

     E. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     F. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;


                                    PLAN-24

     G. Hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

     H. Issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

     I. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

     J. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     K. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

     L. Recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

     M. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

     N. Hear and determine all matters related to (a) the property of the Estate(s) from and after the Confirmation Date, (b) the winding up of the Debtors' affairs, and (c) the activities of the LLC Manager and VFI LLC, including but not limited to (i) challenges to or approvals of the LLC Manager's activities, (ii) resignation, incapacity or removal of the LLC Manager and selection of a successor LLC Manager, (iii) reporting by, termination of, and accounting of the LLC Manager, (iv) claims against the LLC Manager or any member of the Managing Board, and (v) release of the LLC Manager from its duties;

     O. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

     P.   Enter a final decree closing the Chapter 11 Cases.

     In addition, the Bankruptcy Court shall retain original, but not exclusive, jurisdiction over the prosecution of all Causes of Action. Neither confirmation of the Plan nor entry of the Confirmation Order shall expand or limit the original jurisdiction of the Bankruptcy Court as such jurisdiction exists as of the Confirmation Date with respect to Causes of Action, and neither event shall be deemed to constitute a consent to jurisdiction by any party-in-interest.


                                  ARTICLE XII.

                             EFFECTS OF CONFIRMATION

A.   BINDING EFFECT

     The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims and Interests, and their respective successors and assigns.

B.   EXCULPATION AND LIMITATION OF LIABILITY

     Neither the Debtors nor the Creditors' Committee nor any of their respective present or former members, officers, or directors, shall have or incur any liability to any holder of a Claim or an Interest for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the pursuit of confirmation of the Plan, or the consummation of the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. For the avoidance of doubt, the provisions of the previous sentence have no application with respect to any act or omission, transaction or


                                    PLAN-25
occurrence, based upon any act or occurrence or failure to act taking place or occurring before the Petition Date; nor does this provision impair in any way the ability of any entity to assert counterclaims or rights of offset. "Officers and directors of each of the Debtors" shall mean officers and directors who have served in such capacities between the Petition Date and the Confirmation Date.

     Nothing contained in this Article XII.B or elsewhere in the Plan (including, without limitation, Articles XII.C and XII.D) or the Confirmation Order shall be deemed to discharge, enjoin, restrict or otherwise impair any rights that may exist in favor of the holder of any Claim to setoff such Claim against any Causes of Action that may be asserted before, on or after the Effective Date against such holder by any Debtor or successor in interest to a Debtor (including, without limitation, the VFI LLC).

     Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Estate(s), the Creditors' Committee, or any of their respective present or former members, officers, or directors, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the pursuit of confirmation of the Plan, or consummation of the Plan, except for their willful misconduct or gross negligence.

C.   POST-PETITION INDEMNIFICATION OBLIGATIONS

     Post-petition indemnification obligations of the Debtors to officers and directors of the Debtors that served in such capacities post-petition, in connection with any acts taken or not taken by such officers and directors during the post-petition period, shall survive the Effective Date and any administrative bar date until the final distribution is made by the VFI LLC; provided, however, the LLC Manager shall provide at least thirty days' written notice to each such indemnitee of the final distribution date. The VFI LLC shall be deemed to have assumed all such post-petition indemnification obligations. Nothing contained in this section should be construed to create any right to indemnification that did not already exist by agreement or otherwise.

D.   SUBORDINATION AGREEMENTS

     Contractual subordination rights that may be applicable to Class 2 and Class 5 Claims are not altered or impaired under the Plan.


                                  ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

A. BAR DATE FOR ADMINISTRATIVE, PROFESSIONAL FEE AND SUBSTANTIAL CONTRIBUTION CLAIMS

     The Confirmation Order will establish the Administrative Claims Bar Date for filing proofs of Administrative Claim, including Substantial Contribution Claims, Professional Fee Claims, and Claims based on the expenses of individual members of the Creditors' Committee. Administrative Claims not filed on or before the Administrative Claims Bar Date will be deemed waived and forever barred. The notice of Confirmation delivered under Bankruptcy Rule 3020(c) and 2002(f) will include and constitute notice of the Administrative Claims Bar Date.

B.   RIGHTS OF PFC UNDER PINNACLE ASSET PURCHASE AGREEMENT NOT AFFECTED

     Nothing in this Plan, the Disclosure Statement, or the Confirmation Order, or any other document or order entered in connection with the Plan shall affect the terms and conditions of the Sale Order or the Pinnacle Asset Purchase Agreement, including all exhibits and amendments thereto to the extent that any such exhibits or amendments entered after closing of the Pinnacle Asset Purchase Agreement are approved by Final Order of the Bankruptcy Court.


                                    PLAN-26

C.   PAYMENT OF STATUTORY FEES

     All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid from funds otherwise available for distribution hereunder.

D.   SEVERABILITY OF PLAN PROVISIONS

     If, before Confirmation, the Bankruptcy Court holds that any provision of the Plan is invalid, void or unenforceable, the Debtors, at their option, with the consent of the Creditors' Committee, may amend or modify the Plan to correct the defect, by amending or deleting the offending provision or otherwise, or may withdraw the Plan. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been amended or modified in accordance with the foregoing, is valid and enforceable.

E.   SUCCESSORS AND ASSIGNS

     The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

F.   TERM OF INJUNCTIONS OR STAYS

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases by virtue of section 105 of the Bankruptcy Code or any order of the Bankruptcy Court shall remain in full force and effect until the LLC Manager has made all distributions contemplated by this Plan, the Debtors have been dissolved, and the Bankruptcy Court has entered an order closing the Chapter 11 Cases. All injunctions or stays in effect in the Chapter 11 Cases by virtue or Section 362 of the Bankruptcy Code shall terminate in accordance with Section 362(c) of the Bankruptcy Code. Notwithstanding the foregoing, all injunctions set forth in the Sale Order shall remain in full force and effect in accordance with their terms.

G.   COMMITTEES

     On the Effective Date, the duties of the Creditors' Committee shall terminate and the members and professionals thereof shall be released and discharged from all duties arising from or related to the Chapter 11 Cases.

H.   PLAN SUPPLEMENT

     Any and all exhibits, lists, or schedules referred to herein but not filed with the Plan shall be contained in the Plan Supplement that will be filed with the Clerk of the Bankruptcy Court before the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors.

I.   NOTICES TO DEBTORS

     Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

           VF BRANDS INC.
           Six Executive Campus
           Cherry Hill, New Jersey  08002
           Tax ID No. 51-0381287
           Attn:  David Pauker
           Telephone:   (856) 969-7100
           Facsimile:   (856) 969-7144


                                    PLAN-27
     with copies to:

           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
           Four Times Square
           New York, New York  10036-6552
           Attn:  Sally McDonald Henry
                  Frederick D. Morris
           Telephone:   (212) 735-3000
           Facsimile:   (212) 735-2000

                  -and-

           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
           One Rodney Square
           P.O. Box 636
           Wilmington, Delaware  19899-0636
           Attn:  Anthony W. Clark
                  Robert A. Weber
           Telephone:   (302) 651-3000
           Facsimile:   (302) 651-3001

J.   GOVERNING LAW

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.


                                    PLAN-28

Dated:     Wilmington, Delaware
           November __, 2001

                               VF BRANDS, INC.
                               VLASIC FOODS INTERNATIONAL INC.
                               ALIGAR, INC.
                               CARGAL, INC.
                               VLASIC FOODS DISTRIBUTION
                                 COMPANY
                               VLASIC STANDARDS, INC.
                               VLASIC INTERNATIONAL BRANDS INC.
                               VLASIC INTERNATIONAL SALES INC.

                               Debtors and Debtors-in-Possession

                                        By:_____________________________________
                                            David Pauker


                                        By:_____________________________________
                                            Joseph Adler



                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                        Attorneys for VF Brands, Inc., et al.,
                                        Debtors-in-Possession

                                        By:_____________________________________
                                            Sally McDonald Henry
                                            Frederick D. Morris
                                            Four Times Square

                                            New York, New York  10036-6522
                                            (212) 735-3000

                                                 -and-

                                        By:_____________________________________
                                            Anthony W. Clark (I.D. No. 2051)
                                            Robert A. Weber (I.D. No. 4013)
                                            P.O. Box 636
                                            One Rodney Square
                                            Wilmington, Delaware 19899
                                            (302) 651-3000